Exhibit 10.1

February 11, 2011

Vincent Pangrazio

Re: Offer of Employment

Dear Vince:

We are pleased to confirm our offer to have you join Cavium Networks, Inc. (“Cavium Networks” or the “Company”) as Senior Vice President & General Counsel, reporting to Syed Ali and located in our Mountain View, CA office. Your semi-monthly base salary will be $11,458.33, equivalent to an annualized amount of $275,000, less all applicable deductions and withholdings. This position is classified as Exempt. As a regular full-time employee of Cavium Networks, you will be eligible to participate in the Company’s benefit plans which includes medical, dental, disability and life insurance, our 401(k) Plan, and the Company’s paid time off policy and annual paid holidays. There is currently no cash or other bonus program in place for Cavium Networks officers, however, if such a program is put in place in the future, you will be eligible to participate.

We will recommend to the Board of Directors that you be granted an option to purchase 45,000 shares of Cavium Networks Common Stock. The option would vest in accordance with the Cavium Networks 2007 Equity Incentive Plan (the “Plan”) and your individual Stock Option Agreement. Unless otherwise specified, your options will vest over a four-year period, as follows: the first 12.5% will vest six-months following your employment start date and 1/48th will vest on a monthly basis thereafter. The option (i) is subject to approval by the Board of Directors, (ii) would have a per share exercise price equal to the per-share fair market value of the common stock on the date of such grant, as determined by the Board of Directors and (iii) would be subject to your completing a Stock Option Agreement which, along with the Plan, would set out additional details of the grant.

We will also recommend to the Board of Directors that you be granted a Restricted Stock Unit (“RSU”) award of 45,000 shares of Cavium Networks Common Stock. The RSUs will vest in accordance with the Plan and your individual RSU Award Agreement. Unless otherwise specified, your RSUs will vest over a four-year period, and be delivered to you on a quarterly basis. The RSU (i) is subject to approval by the Board of Directors and (ii) would be subject to your completing the RSU Award Agreement which, along with the Plan, would set out additional details of the grant.

In the event Cavium Networks (or any successor-in-interest) terminates your employment without Cause (as defined in the attached appendix) or you resign for Good Reason (as defined in the attached appendix), two-thirds (66.67%) of all then unvested stock options and RSU’s granted pursuant to this offer letter or during the term of your employment will immediately vest and you will receive, in one lump sum, six months of base salary plus 50% of your target annual cash bonus (if applicable). In addition, Cavium will pay directly to the COBRA administrator six months of your COBRA premiums at the level of benefits received immediately before your termination, providing that the COBRA payments shall cease in the event you receive benefits comparable to the COBRA benefits from a new employer.

In the event there is a Change in Control (as defined in the attached Appendix), 100% of all unvested stock options and RSUs granted pursuant to this offer letter or during the term of your employment will immediately vest if any of the following events occur: (i) you are terminated or resign for Good Reason within three months prior to or 12 months following such Change in Control, or (ii) you are not offered a similar position of responsibility within the surviving or continuing entity within 3 months following the Change in Control. You also agree to assist the company with the transition following the Change of Control for a period of time that is mutually agreed to at the time of the Change of Control, but not to exceed 3 months.

Your employment pursuant to this offer is contingent on you executing the Company’s Proprietary Information and Inventions Agreement. You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA.

Cavium Networks is an “at-will” employer. That means that both the employee and/or the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. No one other than an officer of the Company has the authority to alterthis arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the Company and by the affected employee. This letter constitutes the complete agreement concerning your employment with Cavium Networks and supersedes all prior and contemporaneous agreements and representations.

We very much look forward to your joining the Cavium Networks team. This offer of employment will expire on February 14, 2011 at 5 pm PST, so if you accept, please sign below and return one copy to Azfar Hasib, Director HR. If you have any questions, or would like additional information, please do not hesitate to call Azfar.

Sincerely,

Syed Ali

President and CEO

Accepted and Agreed:

Signature: /s/ Vincent P. Pangrazio

Date: February 11, 2011

Your start date will be March 7, 2011

APPENDIX TO OFFER LETTER

DATED FEBRUARY 11, 2011

BETWEEN CAVIUM NETWORKS, INC. AND VINCENT PANGRAZIO

“Cause” means (i) refusal to follow a reasonable and lawful direction of the Company’s Board or CEO after 30 days written notice from the Company specifying the nature of the employee’s refusal and demanding that such refusal be remedied, provided that if the employee remedies the refusal, Cause shall not exist under this subsection; (ii) the employee’s conviction of a felony crime involving moral turpitude; or (iii) the employee’s material breach of such employee’s fiduciary obligations to the Company after 30 days written notice from the Company specifying the nature of the employee’s breach of fiduciary duty and demanding that such breach be remedied, provided that if the employee remedies the breach, Cause shall not exist under this subsection.

“Change in Control” shall have the meaning set forth in the Company’s 2007 Equity Incentive Plan.

“Good Reason” means (i) a reduction in the employee’s salary, bonus opportunity or in the employee’s benefits, excluding the substitution of substantially equivalent compensation and benefits; (ii) a reduction of the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (iii) any reduction in the employee’s title; (iv) any requirement that the employee move such employee’s principal place of employment more than 30 miles from the employee’s principal place of employment on the employment start date; (v) the failure of an acquiror or successor-in-interest to the Company to assume and perform all of the material obligations of the Company’s agreements with the employee; or (vi) the employee’s death or disability.

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